Exhibit 5.1
Opinion of Latham & Watkins LLP
regarding the legality of the securities being registered
September 17, 2007
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, CA 94111-2728
Attn: Board of Directors

Re:	Form S-4 Registration Statement URS Corporation common stock, $0.01 par value per share
Ladies and Gentlemen:
     We have acted as special counsel to URS Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of an aggregate of 26,595,683 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, pursuant to a registration statement on Form S-4, under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2007 (the “Registration Statement”), and issuance of the Shares pursuant to that Agreement and Plan of Merger, dated as of May 27, 2007 (the “Merger Agreement”), by and among the Company, Elk Merger Corporation, a wholly owned subsidiary of the Company, Bear Merger Sub, Inc., a wholly owned subsidiary of the Company, and Washington Group International, Inc., a Delaware corporation (“Washington Group”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares (a) the Registration Statement will have become effective under the Act, (b) the stockholders of Washington Group will have adopted the Merger Agreement, (c) the stockholders of the Company will have approved the issuance of the Shares, and (d) the transactions contemplated by the Merger Agreement (other than the issuance of the Shares) will be consummated in accordance with the Merger Agreement and (ii) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters. We have not independently verified such factual matters. In our examination,

URS Corporation
September 17, 2007

we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
     We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws or as to any matters of municipal law or any other local agencies within any state.
     Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery in the manner contemplated by the Merger Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.
     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/  Latham & Watkins LLP